Exhibit 10.2

www.enerpac.com

September 23, 2021

Randal W. Baker

Re:            Transition and Retirement

Dear Randy:

We have received your voluntary resignation from your position as President and Chief Executive Officer of Enerpac Tool Group Corp. (the “Company”) and from the Company’s Board of Directors (the “Board”) effective as of October 8, 2021 (the “Retirement Date”). To ensure an orderly transition of your duties and to protect the good will, client relationships, and high-quality management and employee team that you helped create at the Company, we would like to enter into this letter (this “Agreement”) memorializing our understandings regarding each of our commitments.

You agree that until December 31, 2021 you will (a) assist with the transition of your duties and responsibilities to the Company’s newly appointed Chief Executive Officer, (b) help transition relationships with Company customers, investors and other key stakeholders, (c) help with the preparation of the Company’s annual reports and proxy statement for fiscal 2021 (“FY 2021”), (d) assist with and transition your knowledge regarding any regulatory or legal matters that occurred during the term of your employment, (e) be available to answer any questions regarding the Company or any of its subsidiaries, and (f) otherwise promote the best interests of the Company and its subsidiaries (the “Transition Services”).

Transition Benefits. In consideration for the Transition Services, your other commitments under this Agreement, the Restrictive Covenant Agreements (as defined below) and your executing and not revoking the attached general release of claims within the time frames outlined therein, you will be eligible for the following benefits:

1.	Continuation of Base Salary. You will receive your base salary through December 31, 2021.
2.
Fiscal Year 2021 Annual Bonus. You will remain eligible to earn a full FY 2021 bonus, based on the Company’s performance. Such bonus will be calculated and paid in the same manner and at the same time as other executive officers of the Company.

3.
Equity Treatment. Notwithstanding anything in your outstanding restricted stock units (RSUs), Performance Shares and stock option agreements as of your Retirement Date (the “Award Agreements”) to the contrary, such Award Agreements are amended to reflect the following:

a.
Restricted Stock Units. On your Retirement Date, you will vest in full in all 121,673 unvested time-vesting RSUs and the shares subject to those RSUs will be paid out in accordance with the terms of the Award Agreement as if your Retirement Date is the last day of the Restricted Period (as defined in the Award Agreement).

b.
Performance Share Awards. All 183,783 Performance Shares will remain outstanding as if you remained employed following the Retirement Date through the end of the relevant performance period set forth in the Award Agreement evidencing the Performance Shares. As a result, you will continue to be able to vest into and earn in full the Performance Shares subject to the Company’s satisfaction of the performance criteria set forth in the relevant Award Agreement.

c.
Stock Options. You will fully vest in all 36,565 unvested stock options on your Retirement Date and all your options will remain exercisable through the expiration of their original 10-year term as set forth in the Award Agreement, without regard to your earlier termination of employment.

Restrictive Covenants. By signing this Agreement and in consideration for the Transition Benefits being provided to you, you agree to amend the Stock Award Agreement Barring Unfair Activities appended to each of your Award Agreements (the “Restrictive Covenant Agreements”) by replacing the phrases “For the twelve (12) months following Termination Date” and “For the twelve (12) months following the Termination Date” with “Until October 26, 2023”. The intent of this amendment is to extend all non-compete and non-solicitation covenants in the Restrictive Covenant Agreements until October 26, 2023 to align with the last vesting date for the Performance Shares, continuing to align your interests with the Company’s.  You also reaffirm all the covenants set forth in the Restrictive Covenant Agreements and agree that the restrictions contained therein (as amended by this Agreement) continue to be fair, reasonable, and necessary to protect the Company’s protectable business interests. If you breach the Restrictive Covenant Agreements, then in addition to the remedies available to the Company under the terms of the Restrictive Covenant Agreements, you will forfeit all further rights under this Agreement, including any rights to any unvested Performance Shares and any right to exercise any outstanding stock options, which upon such breach will automatically terminate and no longer be exercisable, notwithstanding any contrary provisions contained in this Agreement or in the Award Agreements.

Waiver of Severance. By signing this Agreement, you agree to waive any rights to severance under the Company’s Senior Officer Severance Plan and your Amended and Restated Change in Control Agreement.

Cooperation. At the request of the Company, you agree to provide information and, if requested by the Company, testimony to or on behalf of the Company regarding any matter or claim by or against the Company (whether involving an investigation, audit, or court case) with respect to any matter in which you were involved or aware, directly or indirectly, during your employment with the Company.  Such cooperation will be provided upon mutually agreeable terms.

Nondisparagement. You agree not to Disparage the Company, any of its subsidiaries, any of their respective directors or officers, or any of their products, equipment, operations, management, personnel, policies or procedures. The Company will also instruct its directors and executive officers not to Disparage you. As used in this Agreement “Disparage” means to communicate to third parties, directly or indirectly, through any medium in a manner that would impugn, attack or otherwise be critical of a person’s or entity’s reputation, reliability, character, honesty, integrity, morality, business acumen, skill, judgment, fitness, ability, or quality. Nothing in this Agreement, however, will prevent truthful testimony in legal or governmental proceedings, truthful submissions to governmental agencies, statements to accountants, attorneys, auditors, and insurers, or statements to your spouse.

Jurisdiction, Venue and Dispute Resolution. This Agreement will be governed by the laws of the State of Wisconsin and any disputes to be resolved according to the dispute resolution process provided under the Restrictive Covenant Agreements.

Complete Agreement. This Agreement (which includes the attached general release of claims), the Award Agreements and the Restrictive Covenant Agreements (as both are modified by this Agreement) comprise the entire agreements between you and the Company and supersede, in their entirety, any other agreements between you and the Company with regard to the subject matter hereof. You acknowledge that there are no other agreements, written, oral or implied, and that you may not rely on any prior negotiations, discussions, representations, or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Notwithstanding the foregoing, the Company’s Executive Incentive Compensation Recoupment Policy that was in effect prior to the execution of this Agreement shall remain in full force and effect with respect to the benefits, plans, agreements, and Award Agreements referenced herein.

We thank you for your leadership to the Company.

*        *        *        *        *

Please indicate your agreement to the terms of this Agreement by signing below and returning a copy of it to me.

Very truly yours,

Enerpac Tool Group Corp.

/s/ E. James Ferland
E. James Ferland, Chair of the Board of
Directors

Acknowledged and agreed:

/s/ Randal W. Baker	Date:	9/23/21
Randal W. Baker

EXHIBIT

RELEASE AND WAIVER OF ALL CLAIMS

THIS RELEASE AND WAIVER OF ALL CLAIMS (this “Release”) is made by and between Randal W. Baker (“Mr. Baker”) and Enerpac Tool Group Corp. and its subsidiaries and affiliates (the “Company”).

WHEREAS, Mr. Baker’s employment with the Company has terminated due to his voluntary retirement; and

WHEREAS, pursuant to the Transition and Retirement Agreement between Mr. Baker and the Company (the “Transition Agreement”) to which this Release is attached, the Company has agreed to provide Mr. Baker with certain transition benefits, subject to the execution of this Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.                  Consideration.  Mr. Baker acknowledges that, in the absence of his execution of this Release, the transition benefits specified in the Transition Agreement would not otherwise be due to him. He further acknowledges that he is not entitled to any payments or benefits under any severance, retention or change-in-control plan or agreement with the Company, including, without limitation the Senior Officer Severance Plan and the Amended and Restated Change in Control Agreement.

2.                       Release and Covenant Not to Sue.

    2.1     Mr. Baker hereby releases and discharges Company, and all of its respective predecessors and successors, assigns, stockholders, subsidiaries, parents, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present and in their respective capacities as such (the Company and each such respective person or entity is each referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of his employment by the Company or the termination thereof, including, without limitation, any rights, payments or benefits under his Change in Control Agreement with the Company, or any other severance, retention or change-in-control plan or agreement with the Company (collectively the “Claims”).  Without limiting the generality of the foregoing, this Release specifically applies to:

2.1.1.     Any and all Claims for wrongful discharge, misrepresentation, defamation, fraudulent concealment, negligent supervision, negligent or intentional infliction of emotional distress, tortious interference with contractual relations, restitution, payment of monies such as wages, vacation pay, notice pay, and other paid time, payment of attorneys’ fees or costs, outrageous behavior, breach of express or implied contract, promissory estoppel, breach of fiduciary duty, violation of statute, breach of the implied duty of good faith, or under any other theory of recovery; and

2.1.2.       Any and all Claims under or pursuant to the Americans with Disabilities Act, the Age Discrimination in Employment Act (which protects persons 40 and over against age discrimination), the Older Worker’s Benefits Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act, the Equal Pay Act, the Reconstruction Era Civil Rights Acts, United States Executive Orders 11246 and 11375, 42 U.S.C. § 1981, as amended, § 1985, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Uniform Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Pregnancy Discrimination Act, or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

2.2            Mr. Baker expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and has not assigned any claim against a Released Person.  He further promises not to initiate a lawsuit or to bring any other claim against a Released Person arising out of or in any way related to his employment by the Company or the termination of that employment.  This Release will not prevent Mr. Baker from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Mr. Baker for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.  This Release shall not affect Mr. Baker’s rights under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act to have a judicial determination of the validity of this release and waiver.

2.3            The foregoing will not be deemed to release the Company from (a) claims solely to enforce this Release, (b) claims for indemnification under the Company’s Certificate of Incorporation or By-Laws, or (c) claims for indemnification under the Indemnification Agreement between Mr. Baker and the Company.  The foregoing will not be deemed to release any person from claims arising after the date of this Release.

2.4            Mr. Baker agrees that all current and future rights to severance benefits and similar benefits associated with termination of employment are waived as described in the “Waiver of Severance” paragraph of the Transition Agreement to which this Release is attached.

3.                     Rescission Right.  Mr. Baker expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void.  Mr. Baker may revoke this Release during those seven (7) days by providing written notice of revocation to the Company, addressed to General Counsel, Enerpac Tool Group Corp., N86 W12500 Westbrook Crossing, Menomonee Falls, WI 53051.

4.                     Miscellaneous.

4.1            No Admission of Liability.  This Release is not to be construed as an admission of any violation of any federal, state, or local statute, ordinance, or regulation or of any duty owed by Company to Mr. Baker.  There have been no such violations, and Company specifically denies any such violations.

4.2            Successors and Assigns.  This Release shall inure to the benefit of, and be binding upon, the Company and Mr. Baker and their respective successors, permitted assigns, executors, administrators and heirs.  Mr. Baker shall not make any assignment of this Release or any interest herein, by operation of law or otherwise.  The Company may assign this Release to any successor to all or substantially all its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

4.3            Severability.  Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Release is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provision, and this Release will be reformed, construed, and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

4.4            Integrated Release. This Release is incorporated and made part of the Transition Agreement to which it is attached.

4.5            Governing Law.  This Release shall be governed by, and enforced in accordance with, the laws of the State of Wisconsin, without regard to the application of the principles of conflicts of laws.

4.6            Counterparts and Facsimiles.  This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, Company has caused this Agreement to be executed by its duly authorized officer, and Mr. Baker has executed this Agreement.

FOR ENERPAC TOOL GROUP CORP.:

By: /s/ Fabrizio Rasetti	September 23, 2021
Name: Fabrizio Rasetti	Date
Title: EVP, General Counsel & Secretary

BY RANDAL W. BAKER:

/s/ Randal W. Baker	9/23/21
Signature	Date

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